PROSPECTUS

May 1, 201 1

LOU HOLLAND GROWTH FUND

Investor Shares (LHGFX)
Institutional Shares (LHGIX)
A Shares (LHGAX)

The Securities and Exchange Commission has not approved or disapproved the Fund’s shares or determined whether this Prospectus is truthful or complete . Any representation to the contrary is a criminal offense.

SUMMARY SECTION

Investment Objective

The Lou Holland Growth Fund (the “Fund”) primarily seeks long-term growth of capital. The receipt of dividend income is a secondary consideration.

Fee and Expenses

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund’s A Shares. More information about these and other discounts is available from your financial professional and in “Reduced Sales Charges – A Shares” on page 17 of the Prospectus.

Shareholder Fees (fees paid directly from your investment)	Investor Shares	Institutional Shares	A Shares
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of the offering price)	None	None	5.75%
Maximum Sales Charge (Load) Imposed on Reinvested Dividends (as a percentage of the offering price)	None	None	None
Maximum Deferred Sales Charge (Load) Imposed on Redemptions (as a percentage of the offering price)	None	None	1.00%(1)
Redemption Fee (as a percentage of amount redeemed)	None	None	None
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.85%	0.85%	0.85%
Distribution and/or Service (12b-1) Fees	0.25%	0.00%	0.25%
Other Expenses	0.69%	1.06%	41.71%
Total Annual Fund Operating Expenses (2)	1.79%	1.91%	42.81%
Fee Waiver and/or Expense Reimbursements(3)	(0.44%)	(0.71%)	(41.41%)
Net Total Annual Fund Operating Expenses	1.35%	1.20%	1.40%

(1)  A CDSC of up to 1.00% of the purchase or sales price, whichever is less, is assessed on redemptions of A Shares that were part of a purchase of $1 million or more and that are liquidated in whole or in part within twelve months of purchase for the Fund.

(2)	Expense information has been restated to reflect the implementation of the Fund’s Rule 12b-1 plan for a complete fiscal year.

(3)
The Adviser has contractually agreed to reduce a portion of its fee and reimburse Fund expenses to limit Total Annual Fund Operating Expenses (excluding taxes, interest, portfolio transaction expenses and other extraordinary expenses) of Institutional Shares and A Shares to 1.20% and 1.40%, respectively, through May 1, 2012, and of Investor Shares to 1.35% through May 1, 2013 (the “Expense Cap”). The Expense Cap may be changed or eliminated with the consent of the Board of Trustees (the “Board”).

Example. This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods.  The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 year	3 years	5 years	10 years
Investor Shares	$137	$ 475	$ 885	$ 2,030
Institutional Shares	$122	$5 31	$9 66	$2, 1 7 5
A Shares	$709	$ 6,207	$8, 334	$9, 550
The Institutional Shares’ and A Shares ’ net expenses are used to calculate the costs of investing in Institutional Shares and A Shares for the first year only. The Investor Shares’ net expenses are used to calculate the costs of investing in Investor Shares for the first and second year.

Portfolio Turnover. The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account.  These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 18 % of the average value of its portfolio.

Principal Investment Strategies

The Fund seeks to achieve its investment objective by investing primarily in common stocks of mid- to large-capitalization growth companies. In pursuing its investment objective, the Fund maintains a diversified portfolio of equity securities of companies that Holland Capital Management LLC (the “Adviser”) regards as high quality companies based on earnings growing faster than the general market, reasonable valuations, strong financial condition, strong management and superior industry positions. Equity securities include preferred stocks, convertible securities , rights and warrants. The Fund invests primarily in

U.S. companies. The Fund may invest up to 20% of its total assets in securities of foreign issuers that exhibit the growth characteristics mentioned above.

Principal Investment Risks

General Market Risk. The Fund’s net asset value (“NAV”) and investment return will fluctuate based upon changes in the value of its portfolio securities. You could lose money on your investment in the Fund or the Fund could underperform other investments. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Market Events Risk. It is important that investors closely review and understand the risks of investing in the Fund. Unprecedented turbulence in the financial markets and reduced liquidity in equity, credit and fixed-income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.

Adviser Risk. The risk that investment strategies employed by the Adviser in selecting investments and asset allocations for the Fund may not result in an increase in the value of your investment or in overall performance equal to other investments.

Common Stock and Equity Securities Risk. The Fund is subject to the risk that stock prices may fall over a short period or extended periods of time. Common stocks, which are a type of equity security, are generally subordinate to other securities, including convertible and preferred securities.

Foreign Investments Risk. Foreign securities are subject to additional risks including international trade, currency, political, regulatory and diplomatic risks.

Growth Company Risk. Securities of growth companies can be more sensitive to the company’s earnings and more volatile than the market in general.

Large-Capitalization Company Risk. The securities of large market capitalization companies may underperform other segments of the market because such companies may be less responsive to competitive challenges and opportunities and may be unable to attain high growth rates during periods of economic expansion.

Mid-Capitalization Company Risk. Securities of medium-sized companies may be more volatile and more difficult to liquidate during market downturns than securities of larger companies.

Performance Information

The following chart and table illustrate the variability of the annual returns of the Fund. The chart and table below provide some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year-to-year. In addition, the table shows how the Fund’s average annual returns compare to the Russell 1000 Growth Index, a broad measure of market performance. The performance information shown for December 31, 2001, through December 31, 2009, reflects the historical performance of the Lou Holland Growth Fund, a series of The Lou Holland Trust (the “Predecessor Fund”). On January 29, 2010, the Predecessor Fund reorganized into Investor Shares of the Fund. The Predecessor Fund and the Fund have identical investment objectives and strategies that are managed by the same investment adviser. The performance of the Fund and the Predecessor Fund do not reflect sales charges. If sales charges were reflected, returns would be lower.  Updated performance information is available by calling (800) 295-9779 or at www.hollandcap.com/lhgf_perf.html .

Calendar Year Total Returns. The following chart shows the annual total return for Investor Shares for the past ten years ended December 31 .

Performance information represents only past performance, before and after taxes, and does not necessarily indicate future results.
The Fund’s calendar year-to-date total return for Investor Shares as of March 31, 2011 , was 5.91%.

During the periods shown in the chart, the Fund’s highest return for a calendar quarter was 17.07% for the quarter ended June 30, 2009, and its lowest return for a calendar quarter was (21.57) % for the quarter ended December 31, 2008.

Average Annual Returns

For the periods e nded December 31, 20 1 0	One Year	Five Years	Ten Years	Since Inception (4/29/1996)
(Investor Shares)
Return Before Taxes	14.03%	3.54%	2.24%	6.76%
Return After Taxes on Distributions	13.62%	3.28%	1.95%	6.36%
Return After Taxes on Distributions and Sale of Fund Shares	9.65%	2.99%	1.84%	5.88%
Russell 1000 Growth Index (Index reflects no deductions for fees, expenses or taxes)	16.71%	3.75%	0.02%	5.30%

After-tax returns are calculated using the historical highest individual f ederal marginal income tax rates in effect at the time of each distribution and assumed sale, but do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After tax returns are shown for Investor Shares.

Management

Adviser. Holland Capital Management LLC is the Fund’s investment adviser.

Portfolio Managers. Monica L. Walker and Carl R. Bhathena are primarily responsible for the day - to - day management of the Fund’s investments. Ms. Walker has served as portfolio manager of the Fund since its inception in 1996. Mr. Bhathena has served as co-portfolio manager since 2009 .

Purchase and Sale of Fund Shares

You may purchase or sell (redeem) shares of the Fund on any day that the New York Stock Exchange is open for business. You may purchase or redeem shares directly from the Fund by calling (800) 295-9779 (toll free) or writing to the Fund at Lou Holland Growth Fund, P.O. Box 588, Portland, Maine 04112. You also may purchase or redeem shares of the Fund through your financial intermediary. The Fund accepts investments in the following minimum amounts:

Minimum Initial Investment
Type of Account	Investor Shares	Institutional Shares	A Shares
Standard Accounts	$1,000	$100,000	$1,000
Retirement Accounts	$250	$100,000	$250
Minimum Additional Investment
Type of Account	Investor Shares	Institutional Shares	A Shares
Standard Accounts	$50	$1,000	$50
Retirement Accounts	$50	$250	$50

Tax Information

Shareholders may receive from the Fund distributions of dividends and capital gains, which may be taxed as ordinary income or capital gains.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

DETAILS REGARDING PRINCIPAL INVESTMENT STRATEGIES AND RISKS

Additional Information Regarding Principal Investment Strategies

The Fund seeks to achieve its investment objective by investing primarily in common stocks of mid- to large-capitalization growth companies. The Fund considers mid-capitalization and large-capitalization companies to be those having market capitalizations (number of shares outstanding multiplied by share price) within the range of the companies included in the S&P MidCap 400 Index ($ 360 .00 million to $ 3 . 03 billion as of March 31, 201 1 ) or the Russell 1000 Index ($ 192.85 million to $ 417.17 billion as of March 31, 201 1 ). The market capitalizations of companies in the Fund’s portfolio and these indices change over time , T he Fund will not automatically sell a stock it already owns or cease to purchase a stock just because the market capitalization of the company falls outside this range.

While the Fund invests primarily in U.S. companies, it may invest up to 20% of its total assets in companies that are organized in foreign countries that exhibit the growth characteristics mentioned above.

Equity Securities. The Fund may invest in equity securities other than common stocks. Other types of equity securities the Fund may acquire include preferred stocks, securities that are convertible into common stocks and readily marketable securities, such as rights and warrants, which derive their value from common stock.

Foreign Securities. The Fund may invest in foreign common stocks or other securities of foreign companies. These investments will be made primarily through the purchase of American Depositary Receipts (“ADRs”) and U.S. dollar-denominated securities of foreign companies listed on a U.S. securities exchange, although the Fund also may make direct market purchases of such foreign securities. ADRs are U.S. dollar-denominated certificates issued by a U.S. bank or trust company and represent the right to receive securities of a foreign company deposited in a domestic bank or foreign branch of a U.S. bank and are traded on a U.S. exchange or in an over-the-counter market.

In connection with its investments in securities of foreign companies, the Fund may from time to time hold various foreign currencies pending investment in foreign securities or conversion into U.S. dollars. The value of the assets of the Fund as measured in U.S. dollars may therefore be affected favorably or unfavorably by changes in currency exchange rates.

Temporary Defensive Position. In order to respond to adverse market, economic, political or other conditions, the Fund may assume a temporary defensive position that is inconsistent with its principal investment strategies and invest, without limitation, in cash or prime quality cash equivalents (including commercial paper, certificates of deposit, banker’s acceptances and time deposits). A defensive position, taken at the wrong time, may have an adverse impact on the Fund’s performance. The Fund may be unable to achieve its investment objective during the employment of a temporary defensive measure.

Additional Information Regarding Principal Risk Factors

General Market Risk. The market value of a security may fluctuate, sometimes rapidly and unpredictably. This volatility may cause a security to be worth less than what was paid for it. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. Stock markets can decline for many reasons, including adverse political or economic developments, changes in investor psychology or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment.

Market Events Risk. It is important that investors closely review and understand the risks of investing in the Fund. Unprecedented turbulence in the financial markets and reduced liquidity in equity, credit and fixed-income markets may negatively affect issuers worldwide, which could have an adverse effect on the Fund.

Adviser Risk. The strategies used by the Adviser may fail to produce the intended result. The Adviser’s assessment of companies or the securities which are purchased for the Fund may prove incorrect, resulting in losses or poor relative performance even in rising markets.

Common Stock and Equity Securities Risk. Investments in common stocks in general are subject to market risks that may cause their prices to fluctuate over time. For example, the value of a company’s stock may fall as a result of factors which directly relate to that company, such as lower demand for the company’s products or services or poor management decisions. A stock’s price may also fall because of economic conditions which affect many companies, such as increases in production costs. The value of a company’s stock may also be affected by changes in financial market conditions that are not directly related to the company or its industry, such as changes in interest rates or currency exchange rates. The prices of common stocks tend to fluctuate more over time than the prices of preferred stocks or fixed-income securities. Investments in common stocks and other equity securities offer greater potential for capital growth and appreciation than investments in other types of securities, but also entail greater risk of loss. As a general matter, these other types of securities are subject to many of the same risks as common stocks. Common stocks are subject to the risk of an issuer liquidating or declaring bankruptcy, in which case the claims of owners of the issuer’s debt securities and preferred stock take precedence over the claims of common stockholders. The value of convertible securities tends to decline as interest rates rise and, because of the conversion, the value also tends to vary with fluctuations in the market value of the underlying securities.

Foreign Investments Risk. Foreign investing, whether directly or through ADRs, involves risks not typically associated with U.S. investments including increased volatility due to adverse political, regulatory and economic factors. Currency and exchange rates may have a negative effect on valuation. Foreign markets are often less liquid and lack current publicly available information due to different reporting standards. There may be tax and accounting issues as well as settlement difficulties. Owning foreign securities may cause the Fund’s share price to fluctuate more than if it held only domestic securities.

Growth Company Risk. An investment in growth stocks may be susceptible to rapid price swings, especially during periods of economic uncertainty. Growth stocks typically have little or no dividend income to cushion the effect of adverse market conditions and may be particularly volatile in the event of earnings disappointments or other financial difficulties experienced by the issuer.

Large-Capitalization Company Risk. Securities of companies with large market capitalizations go in and out of favor based on market and economic conditions and may underperform other market segments. While large- capitalization companies tend to be well-established and have a variety of products and business lines that can help them weather bad economic times more easily than smaller companies, some may be unable to respond as quickly as smaller companies to new competitive challenges, such as changes in technology and consumer tastes, and also may not be able to attain the high growth rate of successful smaller companies, especially during extended periods of economic expansion. As such, returns on investments in stocks of large U.S. companies could trail the returns on investments in stocks of small- and mid-capitalization companies.

Mid-Capitalization Company Risk. The Fund invests primarily in stocks of mid-capitalization and large-capitalization companies. The stocks of mid-capitalization companies may entail greater risk and their prices may fluctuate more than those of the securities of larger, more established companies.

Who May Want to Invest in the Fund

The Fund may be appropriate for you if you:

�	Are pursuing long-term capital appreciation
�	Are willing to accept price fluctuations in your investments
�	Are seeking a fund that invests in mid-cap and large-cap companies
�	Are willing to accept higher short-term risk.

The Fund may not be appropriate for you if you:

�	Need stability of principal
�	Are pursuing a short-term goal or are investing emergency reserves
�	Want an investment that pursues market trends or that may focus only on particular sectors.

MANAGEMENT

The Fund is a series of Forum Funds (the “Trust”), an open-end, management investment company (mutual fund). The business of the Trust and the Fund is managed under the oversight of the Board. The Board oversees the Fund and meets periodically to review the Fund’s performance, monitor investment activities and practices, and discuss other matters affecting the Fund. Additional information regarding the Board and the Trust’s executive officers, may be found in the Statement of Additional Information (“SAI”) which is available from the Fund’s website at http://www.hollandcap.com/lhgf_perf.html .

Investment Adviser

The Fund’s Adviser is Holland Capital Management LLC, a Delaware limited liability company whose principal place of business is One North Wacker Drive, Suite 700, Chicago, IL 60606. The Adviser has served as the investment adviser of the Fund since the inception of the Fund in 1996. The Adviser also provides investment advisory services to the accounts of private individual and institutional investors. As of March 31, 201 1 , the Adviser had over $ 2 billion in assets under management.

Subject to the general oversight of the Board, the Adviser makes investment decisions for the Fund. The Adviser receive d an advisory fee from the Fund equal to 0.85% of the Fund’s average daily net assets for the fiscal year ended December 31, 2010 . A discussion summarizing the basis on which the Board approv ed the I nvestment A dvisory Agreement of the Fund is included in the Fund’s semi-annual report to shareholders for the period end ed June 30, 2010.

Portfolio Managers

The persons employed by or associated with the Adviser who are primarily responsible for the day-to-day management of the Fund’s portfolio are Monica L. Walker and Carl R. Bhathena (the “Portfolio Managers”). The Portfolio Managers’ business experience for the past five years is as follows:  Ms. Walker has served as P ortfolio M anager with respect to the Fund since its inception in 1996 and to the Adviser’s institutional and private account clients since 1991. Mr. Bhathena has served as c o-Portfolio Manager of the Fund since 2009 . He has served as Senior Equity Analyst at the Adviser since 1993.

The Fund’s SAI provides additional information about the compensation of the Portfolio Managers, other accounts managed by the Portfolio Managers and the ownership of the Fund’s securities by the Portfolio Managers.

Other Service Providers

Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services) (“Atlantic”) provides certain administration, portfolio accounting and transfer agency services to the Fund and the Trust, and supplies certain officers to the Trust, including a Principal Executive Officer, Principal Financial Officer, Chief Compliance Officer and an Anti-Money Laundering Compliance Officer, as well as additional compliance support personnel.

Foreside Fund Services, LLC (the “Distributor”), the Trust’s principal underwriter, acts as the Trust’s distributor in connection with the offering of the Fund’s shares. The Distributor may enter into arrangements with banks, broker-dealers and other financial intermediaries through which investors may purchase or redeem shares. The Distributor is not affiliated with the Adviser or with Atlantic or their affiliates.

Fund Expenses

The Fund is charged for those expenses that are directly attributable to it, while other expenses are allocated proportionately among the Fund and the other series of the Trust based upon methods approved by the Board. Expenses that are directly attributable to a specific class of shares, such as distribution fees and shareholder servicing fees, are charged directly to that class. Certain service providers may reduce all or any portion of their fees and may reimburse certain expenses of the Fund. Any fee waiver or expense reimbursement increases investment performance of the Fund and/or its applicable share classes for the period during which the waiver or reimbursement is in effect and may not be recouped at a later date.

YOUR ACCOUNT

How to Contact the Fund

Email us at:
info@hollandcap.com

Telephone us at:
(800) 295-9779 (toll free)

Write to us at:
Lou Holland Growth Fund
P.O. Box 588
Portland, Maine 04112

Overnight address:
Lou Holland Growth Fund
c/o Atlantic Fund Services
Three Canal Plaza, Ground Floor
Portland, Maine 04101

Wire investments (or ACH payments):
Please contact the t ransfer a gent at (800) 295-9779 (toll free) to obtain t he ABA routing number and the account number for the Fund.

General Information

You may purchase or sell (redeem) shares of the Fund on any day that the New York Stock Exchange (“NYSE”) is open for business.

Under unusual circumstances, such as in the case of an emergency, the Fund may calculate its net asset value (“NAV”) and accept and process shareholder orders when the NYSE is closed.

You may purchase or sell shares of the Fund at the next NAV calculated (normally 4:00 p.m., Eastern Time) after the transfer agent or your approved broker-dealer or other financial intermediary (“Financial Intermediary”) receives your request in good order. “Good order” means that you have provided sufficient information necessary to process your request as outlined in this Prospectus, including any required signatures, documents, payment and Medallion Signature Guarantees. All requests to purchase or sell Fund shares received in good order prior to the Fund’s close will receive that day’s NAV. Requests received in good order after the Fund’s close or on a day when the Fund does not value its shares will be processed on the next business day and will receive the next subsequent NAV. The Fund cannot accept orders that request a particular day or price for the transaction or any other special conditions.

The Fund does not issue share certificates.

If you purchase shares directly from the Fund, you will receive a confirmation of each transaction and quarterly statements from the Fund detailing Fund balances and all transactions completed during the prior quarter. Automatic reinvestments of distributions and systematic investments and withdrawals may be confirmed only by quarterly statement. You should verify the accuracy of all transactions in your account as soon as you receive your confirmations and quarterly statements.

The Fund may temporarily suspend or discontinue any service or privilege, including systematic investments and withdrawals, wire redemption privileges and telephone or internet redemption privileges, if applicable. The Fund reserves the right to refuse any purchase request, including but not limited to requests that could adversely affect the Fund or its operations.

When and How NAV is Determined . The Fund calculates its NAV as of the close of trading on the NYSE (normally 4:00 p.m., Eastern Time) on each weekday except days when the NYSE is closed. The NYSE is open every weekday, Monday through Friday, except on the following holidays: New Year’s Day, Martin Luther King, Jr. Day (the third Monday in January), President’s Day (the third Monday in February), Good Friday, Memorial Day (the last Monday in May), Independence Day, Labor Day (the first Monday in September), Thanksgiving Day (the fourth Thursday in November) and Christmas Day. NYSE holiday schedules are subject to change without notice. The NYSE may close early on the day before each of these holidays and the day after

Thanksgiving Day. To the extent that the Fund’s portfolio securities trade in markets on days when the Fund is not open for business, the value of the Fund’s assets may vary on those days. In addition, trading in certain portfolio securities may not occur on days that the Fund is open for business as markets or exchanges other than the NYSE may be closed.

The NAV of the Fund is determined by taking the market value of the total assets of the class, subtracting the liabilities of the class, and then dividing the result (net assets) by the number of outstanding shares of the Fund class. Since the Fund invests in securities that may trade on foreign securities markets on days other than a Fund business day, the value of the Fund’s portfolio may change on days on which shareholders will not be able to purchase or redeem the Fund’s shares.

The Fund values securities for which market quotations are readily available, including certain open-end investment companies, at current market value, except for certain short-term securities which are valued at amortized cost. Securities for which market quotations are readily available are valued using the last reported sales price provided by independent pricing services as of the close of trading on the NYSE on each Fund business day. In the absence of sales, such securities are valued at the mean of the last bid and asked price. Non-exchange traded securities for which quotations are readily available are generally valued at the mean between the current bid and asked price. Investments in other open-end registered investment companies are valued at their NAV.

Market quotations may not be readily available or may be unreliable if, among other things, (1) the exchange on which a Fund portfolio security is principally traded closes early, (2) trading in a portfolio security was halted during the day and did not resume prior to the time that the Fund calculates its NAV, or (3) events occur after the close of the securities markets on which the Fund’s portfolio securities primarily trade but before the time that the Fund calculates its NAV.

If market prices are not readily available or the Fund reasonably believes that they are unreliable, such as in the case of a security value that has been materially affected by events occurring after the relevant market closes, the Fund is required to value such securities at fair value as determined in good faith using procedures approved by the Board. The Board has delegated day-to-day responsibility for fair value determinations to a Valuation Committee, members of whom are appointed by the Board. Fair valuation may be based on subjective factors, and, as a result, the fair value price of a security may differ from the security’s market price and may not be the price that the security may be sold. Fair valuation could result in a different NAV than a NAV determined by using market quotes.

The Fund’s investments in foreign securities are more likely to require a fair value determination than domestic securities because circumstances may arise between the close of the market on which the securities trade and the time that the Fund values its portfolio securities. In determining fair value prices of foreign securities, the Fund may consider the performance of securities on their primary exchanges, foreign currency appreciation/depreciation, securities market movements in the U.S. or other relevant information as related to the securities.

Transactions through Financial Intermediaries. The Fund has authorized certain Financial Intermediaries, including the designees of such entities, to accept purchase, redemption and exchange orders on the Fund’s behalf. If you invest through a Financial Intermediary, the policies and fees of the Financial Intermediary may be different than the policies and fees if you had invested directly in the Fund. Among other things, Financial Intermediaries may charge transaction fees and may set different minimum investment restrictions or limitations on buying or selling Fund shares. You should consult your broker or other representative of your Financial Intermediary for more information.

All orders to purchase or sell shares are processed as of the next NAV calculated after the order has been received in good order by a Financial Intermediary. Orders are accepted until the close of trading on the NYSE every business day (normally 4:00 p.m., Eastern Time) and are processed the same day at that day’s NAV. To ensure that this occurs, the Financial Intermediaries are responsible for transmitting all orders to the Fund in compliance with their contractual deadlines.

Payments to Financial Intermediaries. The Fund and its affiliates (at their own expense) may pay compensation to Financial Intermediaries for shareholder-related services and, if applicable, distribution-related services, including administrative, recordkeeping and shareholder communication services. For example, compensation may be paid to make Fund shares available to sales representatives and/or customers of a fund supermarket platform or a similar program sponsor or for services provided in connection with such fund supermarket platforms and programs.

The amount of compensation paid to different Financial Intermediaries may vary. The compensation paid to a Financial Intermediary may be based on a variety of factors, including average assets under management in accounts distributed and/or serviced by the Financial Intermediary, gross sales by the Financial Intermediary and/or the number of accounts serviced by the Financial Intermediary that invest in the Fund. To the extent that the Fund pays all or a portion of such compensation, it is designed to compensate the Financial Intermediary for providing services that would otherwise be provided by the Fund’s transfer agent and/or administrator.

The Adviser or another Fund affiliate, out of its own resources, may provide additional compensation to Financial Intermediaries. Such compensation is sometimes referred to as “revenue sharing.” Compensation received by a Financial Intermediary from the Adviser or another Fund affiliate may include payments for shareholder servicing, marketing and/or training expenses incurred by the Financial Intermediary, including expenses incurred by the Financial Intermediary in educating its salespersons with respect to Fund shares. For example, such compensation may include reimbursements for expenses incurred in attending educational seminars regarding the Fund, including travel and lodging expenses. It may also cover costs incurred by Financial Intermediaries in connection with their efforts to sell Fund shares, including costs incurred for compensating registered sales representatives and preparing, printing and distributing sales literature.

Any compensation received by a Financial Intermediary, whether from the Fund or its affiliate(s), and the prospect of receiving such compensation may provide the Financial Intermediary with an incentive to recommend the shares of the Fund, or a certain class of shares of the Fund, over other potential investments. Similarly, the compensation may cause Financial Intermediaries to elevate the prominence of the Fund within its organization by, for example, placing it on a list of preferred funds.

Anti-Money Laundering Program. Customer identification and verification are part of the Fund’s overall obligation to deter money laundering under federal law. The Trust’s Anti-Money Laundering Program is designed to prevent the Fund from being used for money laundering or the financing of terrorist activities. In this regard, the Fund reserves the right, to the extent permitted by law, (1) to refuse, cancel or rescind any purchase order or (2) to freeze any account and/or suspend account services. These actions will be taken when, at the sole discretion of Trust management, they are deemed to be in the best interest of the Fund or in cases when the Fund is requested or compelled to do so by governmental or law enforcement authorities or applicable law. If your account is closed at the request of governmental or law enforcement authorities, you may not receive proceeds of the redemption if the Fund is required to withhold such proceeds.

Disclosure of Portfolio Holdings. A description of the Fund’s policies and procedures with respect to the disclosure of portfolio securities is available in the Fund’s SAI, which is available from the Fund’s website at http://www.hollandcap.com/lhgf_perf.html .

Choosing a Share Class

The Fund offers three classes of shares: Investor Shares, Institutional Shares and A Shares. Each class has a different combination of purchase restrictions and ongoing fees, allowing you to choose the class that best meets your needs.

Investor Shares. Investor Shares of the Fund are sold to retail investors who invest in the Fund directly or through a fund supermarket or other investment platform. Investor Shares are sold without the imposition of initial sales charges and are subject to a Rule 12b-1 Distribution fee of up to 0.25% of the Fund’s average daily net assets. A lower minimum initial investment is accepted to purchase Investor Shares.

Institutional Shares. Institutional Shares of the Fund are designed for institutional investors (such as investment advisers, financial institutions, corporations, trusts, estates, and religious and charitable organizations) investing for proprietary programs and firm discretionary accounts. Institutional Shares are sold without the imposition of initial sales charges and are not subject to any Rule 12b-1 Distribution fees.

A Shares . A Shares of the Fund are sold to retail investors who invest in the Fund through Financial Intermediaries. A Shares are sold with an initial sales charge of up to 5.75% and are subject to a Rule 12b-1 Distribution fee of up to 0.25% of the Fund’s average daily net assets. A lower minimum initial investment is accepted to purchase A Shares.

	Investor Shares	Institutional Shares	A Shares
Minimum Investment Amounts	$1,000	$100,000	$1,000
Sales Charges	None	None	Up to 5.75%
Rule 12b-1 Distribution Fees	0.25%	None	0.25%

Fees vary considerably between the Fund’s classes. You should carefully consider the differences in the classes’ fee structures as well as the length of time you wish to invest in the Fund before choosing which class to purchase. Please review the Fee Table for the Fund before investing in the Fund. You may also want to consult with a financial advisor in order to help you determine which class is most appropriate for you.

Sales Charge Schedule—A Shares. An initial sales charge is assessed on purchases of A Shares as follows:

Sales Charge (Load) as a % of:
Amount of Purchase	Public Offering Price	Net Asset Value (1)	Broker/Dealer Reallowance %
Less than $50,000	5.75%	6.10%	5.00%
At least $50,000 but less than $100,000	4.50%	4.71%	3.75%
At least $100,000 but less than $250,000	3.50%	3.63%	2.75%
At least $250,000 but less than $500,000	2.50%	2.56%	2.00%
At least $500,000 but less than $1,000,000	2.00%	2.04%	1.60%
$1,000,000 and greater (2)	0.00%	0.00%	0.00%

(1)	Rounded to the nearest one-hundredth percent. Because of rounding of the calculation in determining sales charges, the charges may be more or less than those shown in the table.

(2) No initial sales charge applies on purchases of $1 million or more. A CDSC of up to 1.00% of the offering price will be charged on purchases of $1 million or more that are redeemed in whole or in part within twelve months of purchase.

The offering price for A Shares includes the relevant sales charge. The commission paid to the Distributor is the sales charge less the reallowance paid to certain Financial Intermediaries purchasing shares. Normally, reallowances are paid as indicated in the previous tables.

Brokers that initiate and are responsible for purchases of $1 million or more of A Shares receive a sales commission of up to 1.00% of the offering price as follows:

Sales Commission as a % of the Public Offering Price:
Aggregate Amount of Purchase (1)	Sales Commission
$1,000,000 but less than $5,000,000	1.00%
$5,000,000 but less than $10,000,000	0.75%	of the amount over $5,000,000 plus $50,000
$10,000,000 but less than $15,000,000	0.50%	of the amount over $10,000,000 plus $87,500
$15,000,000 and greater	0.25%	of the amount over $15,000,000 plus $112,500

(1)	Sales commissions will be calculated at the rate indicated in the table above based on the aggregate, not incremental, purchase amount.

Reduced Sales Charges—A Shares. You may qualify for a reduced initial sales charge on purchases of the Fund’s A Shares under rights of accumulation (“ROA”) or a letter of intent (“LOI”). The transaction processing procedures maintained by certain Financial Intermediaries through which you can purchase Fund shares may restrict the universe of accounts considered for purposes of calculating a reduced sales charge under ROA or LOI. For example, the processing procedures of a Financial Intermediary may limit accounts to those that share the same taxpayer identification number or mailing address and that are maintained only with that Financial Intermediary. The Fund permits Financial Intermediaries to calculate ROA and LOI based on the Financial Intermediary’s transaction processing procedures. Please contact your Financial Intermediary before investing to determine the process used to identify accounts for ROA and LOI purposes.

To determine the applicable reduced sales charge under ROA, the Fund will combine the value of your current purchase with the value of all share classes of the Fund (as of the Fund’s prior business day) that were purchased previously for accounts (1) in your name, (2) in the your spouse’s name, (3) in the name of you and your spouse, (4) in the name of your minor child under the age of 21, and (5) sharing the same mailing address (“Accounts”).

To be entitled to a reduced sales charge based on shares already owned, you must ask for the reduction at the time of purchase. You must also provide the Fund with your account number(s) and, if applicable, the account numbers for your spouse, children (provide the children’s ages), or other household members and, if requested by your Financial Intermediary, the following additional information regarding these Accounts:
  Information or records regarding A Shares held in all accounts in your name at the transfer agent ;
  Information or records regarding A Shares held in all accounts in your name at a Financial Intermediary; and
  Information or records regarding A Shares for accounts at the transfer agent or another Financial Intermediary .
The Fund may amend or terminate this right of accumulation at any time.

You may also enter into an LOI, which expresses your intent to invest $50,000 or more in the Fund’s A Shares in accounts within a future period of thirteen months. Each purchase under an LOI will be made at the public offering price applicable at the time of the purchase to a single transaction of the dollar amount indicated in the LOI. If you do not purchase the minimum investment referenced in the LOI, you must pay the Fund an amount equal to the difference between the dollar value of the sales charges paid under the LOI and the dollar value of the sales charges due on the aggregate purchases of the A Shares as if such purchases were executed in a single transaction.

Elimination of Initial Sales Charges—A Shares. Certain persons may also be eligible to purchase or redeem A Shares without a sales charge. No sales charge is assessed on the reinvestment of A Shares’ distributions. No sales charge is assessed on purchases made for investment purposes by:
  A qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986 (“IRC”) or a plan operating consistent with Section 403(b) of the IRC ;
  Any bank, trust company, savings institution, registered investment advisor, financial planner or Financial Intermediary on behalf of an account for which it provides advisory or fiduciary services pursuant to an account management fee ;
  Trustees and officers of the Trust, directors, officers and full-time employees of the Adviser, any trust or individual retirement account or self-employed retirement plan for the benefit of any such person or relative, the estate of any such person or relative; and

  Any person who is reinvesting dividends or capital gain distributions; or
  Any person purchasing $1 million or more in A Shares.
The Fund requires appropriate documentation of an investor’s eligibility to purchase or redeem A Shares without a sales charge. Any shares of the Fund so purchased may not be resold except to the Fund.

Contingent Deferred Sales Charge Schedule—A Shares. A CDSC of 1.00% of the purchase or sales price, whichever is less, is assessed on redemptions of A Shares that were part of a purchase of $1 million or more and that are liquidated in whole or in part within twelve months of purchase of the Fund.

To satisfy a redemption request, the Fund will first liquidate shares that are not subject to a CDSC, such as shares acquired with reinvested dividends and capital gain distributions. The Fund will then liquidate shares in the order that they were first purchased until the redemption request is satisfied.

Waivers of CDSC. A CDSC will not be assessed on redemptions of A Shares purchased by:
  A qualified retirement plan under Section 401(a) of the IRC or a plan operating consistent with Section 403(b) of the IRC;
  Any bank, trust company, savings institution, registered investment adviser, financial planner or Financial Intermediary on behalf of an account for which it provides advisory or fiduciary services pursuant to an account management fee; or
  Trustees and officers of the Trust, directors, officers and full-time employees of the Adviser, any trust or individual retirement account or self-employed retirement plan for the benefit of any such person or the estate of any such person .
Buying S hares

How to Make Payments. Unless purchased through a Financial Intermediary, all investments must be made by check, ACH or wire. All checks must be payable in U.S. dollars and drawn on U.S. financial institutions. In the absence of the granting of an exception consistent with the Trust’s Anti-Money Laundering Program adopted on behalf of the Fund, the Fund does not accept purchases made by credit card check, starter check, checks with more than one endorsement (unless the check is payable to all endorsees), cash or cash equivalents (for instance, you may not pay by money order, cashier’s check, bank draft or traveler’s check). The Fund and the Adviser also reserve the right to accept in kind contributions of securities in exchange for shares of the Fund.

Checks. Checks must be made payable to the Lou Holland Growth Fund. For individual, sole proprietorship, joint, Uniform Gifts to Minors Act (“UGMA”)

                and Uniform Transfers to Minors Act (“UTMA”) accounts, checks may be made payable to one or more owners of the account and endorsed to the Lou Holland Growth Fund. A $20 charge may be imposed on returned checks.

ACH. Refers to the Automated Clearing House system maintained by the Federal Reserve Bank, which allows banks to process checks, transfer funds and perform other tasks. Your financial institution may charge you a fee for this service.

Wires. Instruct your financial institution with whom you have an account to make a federal funds wire payment to the Fund. Your financial institution may charge you a fee for this service.

Minimum Investments. The Fund accepts investments in the following minimum amounts:

Minimum Initial Investment
Type of Account	Investor Shares	Institutional Shares(1)	A Shares
Standard Accounts	$1,000	$100,000	$1,000
Retirement Accounts	$250	$100,000	$250
Minimum Additional Investment
Type of Account	Investor Shares	Institutional Shares(1)	A Shares
Standard Accounts	$50	$1,000	$50
Retirement Accounts	$50	$250	$50

(1) Initial or subsequent investment minimum for Institutional Shares may be waived for current and former officers, partners, directors or employees (and any of their immediate relatives) of the Adviser or any of its affiliates; any Trustee or officer of the Trust; and any advisory clients of the Adviser.

If deemed appropriate by the Trust ’s officers, the Fund reserves the right to waive minimum investment amounts.

Registered investment advisers and financial planners may be permitted to aggregate the value of Traditional or Roth Individual Retirement Accounts (“IRA”).

Account Requirements.

Type of Account	Requirement
Individual, Sole Proprietorship and Joint Accounts Individual accounts and sole proprietorship accounts are owned by one person. Joint accounts have two or more owners (tenants).	• Instructions must be signed by all persons named as account owners exactly as their names appear on the account.

Gifts or Transfers to a Minor (UGMA, UTMA) These custodial accounts provide a way to give money to a child and may have tax benefits.	• Depending on state laws, you can set up a custodial account under the UGMA or the UTMA. • The custodian must sign in a manner indicating custodial capacity.

Corporations/Other
• The entity should submit a certified copy of its articles of incorporation (or a government-issued business license or other document that reflects the existence of the entity) and a corporate resolution or a secretary’s certificate.

Trusts	• The trust must be established before an account may be opened.
• The trust should provide the first and signature pages from the trust document identifying the trustees.

Account Application and Customer Identity Verification. To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions to obtain, verify and record information that identifies each person who opens an account.

When you open an account, the Fund will ask for your first and last name, tax identification number, physical street address, date of birth and other information or documents that will allow the Fund to identify you. If you do not supply the required information, the Fund will attempt to contact you or, if applicable, your financial advisor. If the Fund cannot obtain the required information within a timeframe established in its sole discretion, your application will be rejected.

When your application is in good order and includes all required information, your order will normally be processed at the NAV next calculated after receipt of your application and investment amount. Once your application is accepted, the Fund will attempt to verify your identity using the information you have supplied and other information about you that is available from third parties, including information available in public and private databases, such as consumer reports from credit reporting agencies.

The Fund will try to verify your identity within a timeframe established in its sole discretion. If the Fund cannot do so, the Fund reserves the right to redeem your investment at the next NAV calculated after the Fund decides to close your account. If your account is closed, you may be subject to a gain or loss on Fund shares. You will be subject to any related taxes and will not be able to recoup any redemption fees assessed, if applicable. If the Fund has not yet collected payment for the shares being sold, it may delay sending redemption proceeds until such payment is received, which may be up to 15 calendar days.

Policy on Prohibition of Foreign Shareholders.   The Fund requires that all shareholders be U.S. persons or U.S. resident aliens with a valid U.S. taxpayer identification number (or who can show proof of having applied for a U.S. taxpayer identification number and commit to provide a valid U.S. taxpayer identification number within 60 days) in order to open an account with the Fund.

Investment Procedures.

How to Open an Account	How to Add to Your Account
Through a Financial Intermediary	Through a Financial Intermediary
• Contact your Financial Intermediary using the method that is most convenient for you.	• Contact your Financial Intermediary using the method that is most convenient for you.
By Check
• Call or write us, or visit www.hollandcap.com/lhgf_apps.html# for an account application.
• Complete the application (and other required documents, if applicable).
• Mail us your original application (and other required documents, if applicable) and a check.
By Check • Fill out an investment slip from a confirmation or write us a letter. • Write your account number on your check. • Mail us the slip or your letter and the check.

By Wire	By Wire
• Call or write us, or visit www.hollandcap.com/lhgf_apps.html# for an account application.	• Instruct your U.S. financial institution to wire your money to us.
• Complete the application (and other required documents, if applicable).
• Call us to fax the completed application (and other required documents, if applicable), and we will assign you an account number.
• Mail us your original application (and other required documents, if applicable).
• Instruct your U.S. financial institution to wire your money to us.
By ACH Payment(for Investor and A Shares only)	By ACH Payment
• Call or write us, or visit www.hollandcap.com/lhgf_apps.html# for an account application.
• Complete the application (and other required documents, if applicable).
• Call us to fax the completed application (and other required documents, if applicable) and we will assign you an account number.
• Mail us your original application (and other required documents, if applicable).
• We will electronically debit your purchase proceeds from the U.S. financial institution identified on your account application.
• ACH purchases are limited to $25,000 per day.

• Call to request a purchase by ACH payment.
• We will electronically debit your purchase proceeds from the U.S. financial institution identified on your account application.
• ACH purchases are limited to $25,000 per day.

Systematic Investments. You may establish a systematic investment plan to invest automatically a specific amount of money (up to $25,000 per day) into your account on a specified day and frequency not to exceed four investments per month. Payments for systematic investments are automatically debited from your designated savings or checking account via ACH. Systematic investments must be for at least $50 per occurrence. If you wish to enroll in the systematic investment plan, complete the appropriate section on the account application. Your signed account application must be received at least three business days prior to the initial transaction. The Fund may terminate or modify this privilege at any time. You may terminate your participation in a systematic investment plan by notifying the Fund sufficiently in advance of the next withdrawal.

A systematic investment plan is a method of using dollar cost averaging as an investment strategy that involves investing a fixed amount of money at regular time intervals. However, a program of regular investment cannot ensure a profit or protect against a loss as a result of declining markets. By continually investing the same amount, you will be purchasing more shares when the price is lower and fewer shares when the price is higher. Please call (800) 295-9779 (toll free) for additional information regarding systematic investment plans.

Limitations on Frequent Purchases and Redemptions. The Board has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders. It is the Fund’s policy to discourage short-term trading. Frequent trading in the Fund, such as by traders seeking short-term profits from market momentum, time zone arbitrage and other timing strategies may interfere with the management of the Fund’s portfolio and result in increased administrative and brokerage costs and a potential dilution in the value of Fund shares. As money is moved in and out, the Fund may incur expenses buying and selling portfolio securities and these expenses are borne by Fund shareholders. The Fund does not permit market timing and will not knowingly accommodate trading in Fund shares in violation of these policies.

Focus is placed on identifying redemption transactions that may be harmful to the Fund or its shareholders if they are frequent. These transactions are analyzed for offsetting purchases within a pre-determined period of time. If frequent trading trends are detected, an appropriate course of action is taken. The Fund reserves the right to cancel, restrict or reject without any prior notice, any purchase order, including transactions representing excessive trading, transactions that may be disruptive to the management of the Fund’s portfolio and purchase orders not accompanied by payment.

Because the Fund receives purchase and sale orders through F inancial I ntermediaries that use omnibus or retirement accounts, the Fund cannot always detect frequent purchases and redemptions. As a consequence, the Fund’s ability to monitor and discourage abusive trading practices in such accounts may be limited.

The Fund’s investment in foreign securities through ADRs may make the Fund more susceptible to the risk of market timing activities because of price differentials between the ADRs and their underlying foreign securities that may be reflected in the NAV of the Fund’s shares. The Fund generally prices its foreign securities using the closing prices from the foreign markets in which they trade, typically prior to the Fund’s calculation of its NAV. These prices may be affected by events that occur after the close of a foreign market but before the Fund prices its shares. Although the Fund may fair value foreign securities in such instances and not withstanding other measures the Fund may take to discourage frequent purchases and redemptions, investors may engage in frequent short-term trading to take advantage of any arbitrage opportunities in the pricing of the Fund’s shares. There is no assurance that fair valuation of securities can reduce or eliminate market timing.

The investment in securities of mid-capitalization companies may make the Fund more susceptible to market timing as shareholders may try to capitalize on the market volatilities of such securities and the effect of the volatilities on the value of Fund shares. The Fund reserves the right to refuse any purchase request, particularly requests that could adversely affect the Fund or its operations.

Canceled or Failed Payments. The Fund accepts checks and ACH transfers at full value subject to collection. If the Fund does not receive your payment for shares or you pay with a check or ACH transfer that does not clear, your purchase will be canceled within two business days of notification from your bank that you r funds did not clear. You will be responsible for any actual losses or expenses incurred by the Fund or the transfer agent, and the Fund may redeem shares you own in the account (or another identically registered account that you maintain with the transfer agent) as reimbursement. The Fund and its agents have the right to reject or cancel any purchase due to nonpayment.

Selling Shares

The Fund processes redemption orders received in good order at the next calculated NAV. The right of redemption may not be suspended, except for any period during which: (1) the NYSE is closed (other than customary weekend and holiday closings) or the Securities and Exchange Commission (the “SEC”)   determines that trading thereon is restricted; (2) an emergency (as determined by the SEC) exists in which disposal by the Fund of its securities is not reasonably practicable or in which it is not reasonably practicable for the Fund to determine fairly the value of its net assets or (3) the SEC has entered a suspension order permit for the protection of the shareholders of the Fund.

If the Fund has not yet collected for the shares being sold, it may delay sending redemption proceeds until payment is collected, which may be up to 15 calendar days.

How to Sell Shares from Your Account
Through a Financial Intermediary
• If you purchased shares through your Financial Intermediary, your redemption order must be placed through the same Financial Intermediary.
• Contact your Financial Intermediary using the method that is most convenient for you.

By Mail
• Prepare a written request including:
• Your name(s) and signature(s)
• Your account number
• The Fund name and class
• The dollar amount or number of shares you want to sell
• How and where to send the redemption proceeds
• A signature guarantee (if required)
• Other documentation (if required)
• Mail us your request and documentation.

By Telephone
• Call us with your request, unless you declined telephone redemption privileges on your account application.
• Provide the following information:
• Your account number
• Exact name(s) in which the account is registered
• Additional form of identification
• Redemption proceeds will be mailed to you by check or electronically credited to your account at the U.S. financial institution identified on your account application.
By Systematic Withdrawal
• Complete the systematic withdrawal section of the application,
• Attach a voided check to your application,
• Mail us the completed application.
• Redemption proceeds will be mailed to you by check or electronically credited to your account at the U.S. financial institution identified on your account application.

Wire Redemption Privileges. You may redeem your shares by wire unless you declined wire redemption privileges on your account application.  The minimum amount that may be redeemed by wire is $5,000.

Telephone Redemption Privileges. You may redeem your shares by telephone, unless you declined telephone redemption privileges on your account application. You may be responsible for an unauthorized telephone redemption order as long as the transfer agent takes reasonable measures to verify that the order is genuine. Telephone redemption orders may be difficult to complete during periods of significant economic or market activity.  If you are not able to reach the Fund by telephone, you may mail your redemption order.

Systematic Withdrawals. You may establish a systematic withdrawal plan to automatically redeem a specific amount of money or shares from your account on a specified day and frequency not to exceed one withdrawal per month. Payments for systematic withdrawals are sent by check to your address of record, or if you so designate, to your bank account by ACH payment. To establish a systematic withdrawal plan, complete the systematic withdrawal section of the account application. The plan may be terminated or modified by a shareholder or the Fund at any time without charge or penalty. You may terminate your participation in a systematic withdrawal plan at any time by contacting the Fund sufficiently in advance of the next withdrawal.

A withdrawal under a systematic withdrawal plan involves a redemption of Fund shares and may result in a gain or loss for federal income tax purposes. In addition, if the amount withdrawn exceeds the amount credited to your account, the account ultimately may be depleted.  Please call (800) 295-9779 (toll free) for additional information regarding systematic withdrawal plans.

Signature Guarantee Requirements. To protect you and the Fund against fraud, signatures on certain requests must have a Medallion Signature Guarantee. A Medallion Signature Guarantee verifies the authenticity of your signature. You may obtain a Medallion Signature Guarantee from most banking institutions or securities brokers but not from a notary public. The transfer agent will require written instructions signed by all registered shareholders with a Medallion Signature Guarantee for each shareholder for any of the following:

�	Written requests to redeem $100,000 or more
�	Changes to a shareholder’s record name or account registration
�	Paying redemption proceeds from an account for which the address has changed within the last 30 days
�	Sending redemption and distribution proceeds to any person, address or financial institution account not on record

�	Sending redemption and distribution proceeds to an account with a different registration (name or ownership) from your account
�	Adding or changing ACH or wire instructions, the telephone redemption or exchange option or any other election in connection with your account.

The transfer agent reserves the right to require a Medallion Signature Guarantee on all redemptions.

Small Account Balances . If the value of your account falls below the minimum account balances listed below, the Fund may ask you to increase your balance. If after 60 days, the account value is still below the minimum balance, the Fund may close your account and send you the proceeds. The Fund will not close your account if it falls below these amounts solely as a result of Fund performance.

Minimum Account Balance	Investor Shares	Institutional Shares	A Shares
Standard Accounts	$1,000	$100,000	$1,000
Retirement Accounts	$250	$100,000	$250

Redemptions In Kind. Pursuant to an election filed with the SEC, the Fund reserves the right to pay redemption proceeds in portfolio securities rather than in cash. To the extent that the shareholder redeems shares in this manner, the shareholder assumes the risk of a subsequent change in the market value of those securities, the cost of liquidating the securities and the possibility of a lack of a liquid market for those securities. In addition, the shareholder will bear any brokerage and related costs in disposing of or selling the portfolio securities it receives from the Fund. Please see the SAI for more details on redemptions in kind.

Lost Accounts. The transfer agent will consider your account lost if correspondence to your address of record is returned as undeliverable on two consecutive occasions, unless the transfer agent determines your new address. When an account is lost, all distributions on the account will be reinvested in additional Fund shares. In addition, the amount of any outstanding check (unpaid for six months or more) and checks that have been returned to the transfer agent may be reinvested at the then-current NAV, and the checks will be canceled. However, checks will not be reinvested into accounts with a zero balance, but will be held in a different account. Any of your unclaimed property may be transferred to the state of your last known address if no activity occurs in your account within the time period specified by that state’s law.

Rule 12b-1 Distribution/Service Fees. The Trust has adopted a Rule 12b-1 plan under which the Fund pays the Distributor a fee up to 0.25% of the average daily net assets of Investor Shares or A Shares for distribution services and/or the servicing of shareholder accounts. Because Investor Shares and A Shares pay distribution fees on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor may pay any fee received under the Rule 12b-1 plan to the Adviser or other Financial Intermediaries that provide distribution and shareholder services with respect to Investor Shares or A Shares.

In addition to paying fees under the Rule 12b-1 plan, the Fund may pay service fees to Financial Intermediaries for administration, recordkeeping and other shareholder services associated with shareholders whose shares are held of record in omnibus, other group accounts or accounts traded through registered securities clearing agents.

Retirement Accounts

You may invest in Fund shares through an IRA, including traditional and Roth IRAs, also known as “Qualified Retirement Accounts.” The Fund may also be appropriate for other retirement plans.  Before investing in any IRA or other retirement plan, you should consult your tax advisor. Whenever making an investment in an IRA, be sure to indicate the year for which the contribution is attributed.

OTHER INFORMATION

Distributions and Dividend Reinvestments

The Fund declares distributions from net investment income and pays those distributions annually. Any net capital gain realized by the Fund will be distributed at least annually.

Most investors have their income dividends and capital gain distributions (each a “distribution”) reinvested in additional shares of the Fund. If you choose this option, or if you do not indicate any choice, your distributions will be reinvested. Alternatively, you may choose to have your distributions of $10 or more sent directly to your bank account or paid to you by check. However, if a distribution is less than $10, your proceeds will be reinvested. If five or more of your distribution checks remain uncashed after 180 days, all subsequent distributions may be reinvested. For federal income tax purposes, distributions from non-qualified retirement accounts are treated the same whether they are received in cash or reinvested.

Taxes

The Fund generally intends to operate in a manner such that it will not be liable for federal income or excise taxes.

The Fund’s distributions of net investment income and net short-term capital gain are taxable to you as ordinary income. The Fund’s distributions of net capital gain (that is, the excess of net long-term capital gain over net short-term capital loss), if any, are taxable to you as long-term capital gain, regardless of how long you have held your shares. Distributions may also be subject to state and local income taxes. Some Fund distributions may also include a nontaxable return of capital. Return of capital distributions reduce your tax basis in your Fund shares and are treated as a gain from the sale of the shares to the extent they exceed your basis.

A portion of the Fund’s distributions may be treated as “qualified dividend income,” taxable to individuals at a maximum federal income tax of 15% (0% for individuals in lower tax brackets) through 2012. A distribution is treated as qualified dividend income to the extent that the Fund receives dividend income from taxable domestic corporations and certain qualified foreign corporations, provided that holding period and other requirements are met.

A distribution reduces the NAV of the Fund’s shares by the amount of the distribution. If you purchase shares prior to a distribution, you are taxed on the distribution even though the distribution represents a partial return of your investment.

The sale (redemption) of Fund shares is generally taxable for federal income tax purposes. You will recognize a gain or loss on the transaction equal to the difference, if any, between the amount of your net redemption proceeds and your tax basis in the Fund shares. The gain or loss will be a capital gain or loss if you held your Fund shares as capital assets. Any capital gain or loss will be treated as long-term capital gain or loss if you held the Fund shares for more than one year at the time of the redemption. Any capital loss arising from the redemption of shares held for six months or less, however, will be treated as long-term capital loss to the extent of the amount of net capital gain distributions with respect to those shares.

The Fund will be required to withhold federal income tax at the rate of 28% on all distributions and redemption proceeds (regardless of the extent to which you realize gain or loss) otherwise payable to you (if you are an individual or certain other non-corporate shareholder) if you fail to provide the Fund with your correct taxpayer identification number or to make required certifications, or if you have been notified by the Internal Revenue Service that you are subject to backup withholding. Backup withholding is not an additional tax, and any amounts withheld may be credited against your federal income tax liability once you provide the required information or certification.

After December 31 of each year, the Fund will mail you reports containing information about the income tax classification of distributions paid during the year. For further information about the tax effects of investing in the Fund, please see the SAI and consult your tax advisor.

Organization

The Trust is a Delaware statutory trust, and the Fund is a series thereof. The Fund does not expect to hold shareholders’ meetings unless required by federal or Delaware law. Shareholders of each series of the Trust are entitled to vote at shareholders’ meetings unless a matter relates only to specific series (such as the approval of an advisory agreement for the Fund). From time to time, large shareholders may control the Fund or the Trust.

FINANCIAL HIGHLIGHTS

The financial highlights tables are intended to help you understand each share class’ financial performance for the past five years (or shorter depending on commencement of operations). Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund’s Investor Shares (assuming reinvestment of all dividends and distributions). BBD, LLP, is the independent registered public accounting firm for the Fund. The information for the fiscal period ended December 31, 2010, has been audited by BBD, LLP an independent registered public accounting firm, whose report, along with the Fund’s financial statements, are included in the annual report dated December 31, 2010, which is available upon request. The information for the fiscal years ended December 31, 2006 to December 31, 2009, was audited by the Predecessor Fund’s independent registered public accounting firm.

	Years Ended December 31,
	2010	2009	2008	2007	2006
INVESTOR SHARES
NET ASSET VALUE, Beginning of Year	$17.94	$12.90	$19.81	$18.65	$17.99
INVESTMENT OPERATIONS
Net investment income (loss) (a)	(0.04)	(0.02)	(0.04)	(0.04)	0.02
Net realized and unrealized gain (loss)	2.55	5.06	(6.86)	1.79	0.92
Total from Investment Operations	2.51	5.04	(6.90)	1.75	0.94
DISTRIBUTIONS TO
SHAREHOLDERS FROM
Net investment income	—	—	—	(0.01)	(0.01)
Net realized gain	(0.48)	—	(0.01)	(0.58)	(0.27)
Total Distributions to Shareholders	(0.48)	—	(0.01)	(0.59)	(0.28)
NET ASSET VALUE, End of Year	$19.97	$17.94	$12.90	$19.81	$18.65
TOTAL RETURN	14.03%	39.07%	(34.83)%	9.40%	5.23%
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of
Year (000's omitted)	$54,128	$50,341	$33,766	$55,703	$58,993
Ratios to Average Net Assets:
Net investment income (loss)	(0.22)%	(0.11)%	(0.25)%	(0.19)%	0.10%
Net expense	1.35%	1.35%	1.35%	1.35%	1.35%
Gross expense (b)	1.77%	1.69%	1.71%	1.41%	1.47%
PORTFOLIO TURNOVER RATE	18%	11%	35%	26%	32%

(a)		Calculated based on average shares outstanding during the year.
(b)		Reflects the expense ratio excluding any waivers or reimbursements.

These financial highlights reflect selected data for a share outstanding throughout the period.
	March 1, 2010 (a) through December 31, 2010
INSTITUTIONAL SHARES
NET ASSET VALUE, Beginning of Period	$17.88
INVESTMENT OPERATIONS
Net investment loss (b)	(0.01)
Net realized and unrealized gain (loss)	2.61
Total from Investment Operations	2.60
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net realized gain	(0.48)
NET ASSET VALUE, End of Period	$20.00
TOTAL RETURN	14.58	%(c)
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of Period (000's omitted)	$1,126
Ratios to Average Net Assets:
Net investment loss	(0.06	)%(d)
Net expense	1.20	%(d)
Gross expense (e)	1.91	%(d)
PORTFOLIO TURNOVER RATE	18	%(c)

(a)	Commencement of operations.
(b)	Calculated based on average shares outstanding during the period.
(c)	Not annualized.
(d)	Annualized.
(e)	Reflects the expense ratio excluding any waivers or reimbursements.

These financial highlights reflect selected data for a share outstanding throughout the period.
	February 1, 2010 (a) through December 31, 2010
A SHARES
NET ASSET VALUE, Beginning of Period	$17.40
INVESTMENT OPERATIONS
Net investment loss (b)	(0.04)
Net realized and unrealized gain (loss)	3.08
Total from Investment Operations	3.04
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net realized gain	(0.48)
NET ASSET VALUE, End of Period	$19.96
TOTAL RETURN	17.51	%(c)(d)
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of Period (000's omitted)	$12
Ratios to Average Net Assets:
Net investment loss	(0.22	)%(e)
Net expense	1.40	%(e)
Gross expense (f)	42.81	%(e)
PORTFOLIO TURNOVER RATE	18	%(c)

(a)	Commencement of operations.
(b)	Calculated based on average shares outstanding during the period.
(c)	Not annualized.
(d)	Total Return does not include the effect of front end sales charge or contingent deferred sales charge.
(e)	Annualized.
(f)	Reflects the expense ratio excluding any waivers and/or reimbursements.

THE LOU HOLLAND GROWTH FUND
Investor Shares
Institutional Shares
A Shares

FOR MORE INFORMATION

Annual/Semi-Annual Reports
Additional information about the Fund’s investments is available in the Fund’s annual/semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.

Statement of Additional Information (“SAI”)
The SAI provides more detailed information about the Fund and is incorporated by reference into,   and is legally part of, this Prospectus.

Contacting the Fund
You may obtain free copies of the annual/semi-annual reports and the SAI, request other information and discuss your questions about the Fund by contacting the Fund at:

The Lou Holland Growth Fund
c/o Atlantic Fund Services
P.O. Box 588
Portland, Maine 04112
(800) 295-9779 (toll free)

The Fund’s Prospectus, SAI, and annual/semi-annual reports, as well as a description of the policies and procedures with respect to the disclosure of the Fund’s portfolio securities, are available without charge on the Fund’s website at  www.hollandcap.com/lhgf.html

Securities and Exchange Commission Information
You may also review the Fund’s annual/semi-annual reports, the SAI and other information about the Fund at the Public Reference Room of the Securities and Exchange Commission (“SEC”). The scheduled hours of operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You may obtain copies of this information, for a duplication fee, by e-mailing or writing to:

Public Reference Section
Securities and Exchange Commission
Washington, D.C. 20549 -1520
mailto:publicinfo@sec.gov

Fund information, including copies of the annual/semi-annual reports (when available) and the SAI, is available on the SEC’s w ebsite at http://www.sec.gov/.

Distributor
Foreside Fund Services, LLC
http://www.foreside.com/

Investment Company Act File Number 811-3023 .